May 17, 2017

Re:    Hire-On Bonus Agreement
Dear _______:
In connection with your agreement to accept the position of Senior Vice President and Chief Financial Officer of Northwest Natural Gas Company, an Oregon corporation (the “Company”), and to induce you to accept this position, the Company agrees to provide you certain hire-on bonus amounts under certain conditions as described below.
1.    First Hire-On Bonus. A bonus in the amount of $100,000 will be paid to you on December 1, 2017. This bonus payment is subject to (a) satisfactory performance as judged by the Chief Executive Officer, and (b) continued employment to December 1, 2017.
2.    Second Hire-On Bonus. A bonus in the amount of $50,000 will be paid to you on June 1, 2018. This bonus payment is subject to (a) satisfactory performance as judged by the Chief Executive Officer, and (b) continued employment to June 1, 2018.
3.    Third Hire-On Bonus. A bonus in the amount of $50,000 will be paid to you on December 1, 2018. This bonus payment is subject to (a) satisfactory performance as judged by the Chief Executive Officer, and (b) continued employment to December 1, 2018.
4.    Timing of Payment. Earned hire-on bonus amounts will be paid as soon as practicable following trigger dates described in Section 1, Section 2 and Section 3.
5.    Taxes. These hire-on bonus amounts are subject to ordinary income tax. These hire-on bonus amounts cannot be deferred under the Retirement K Savings Plan or the non-qualified Deferred Compensation Plan for Directors and Executives.
6.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
7.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
8.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.
9.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction.
11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument. If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
Sincerely,
NORTHWEST NATURAL GAS COMPANY
By __________________________________

Agreed to this ____ day
of May, 2017.

___________________